Exhibit 99.1. Rule 12b-25(c) Certification.

I, Cirino Emanuele, certify that:

1.	Citibank, N.A. is the Certificate Administrator (the “Certificate Administrator”) for the GS Mortgage Securities Trust 2011-GC5 Commercial Mortgage Pass-Through Certificates, Series 2011-GC5 (the “Trust”).

2.	Under the Pooling and Servicing Agreement dated October 1, 2011, among GS Mortgage Securities Corporation II, as Depositor (the “Depositor”), Wells Fargo Bank, National Association, as Master Servicer, Torchlight Services, LLC, as Special Servicer, Pentalpha Surveillance, as Operating Advisor, Deutsche Bank National Trust Company, as Trustee, and the Certificate Administrator (the “Pooling and Servicing Agreement”), it is the Certificate Administrator’s responsibility to prepare the monthly report to Certificateholders.

3.	Further, under the Pooling and Servicing Agreement, it is the Certificate Administrator’s responsibility to: (1) prepare for execution by the Depositor all Form 10-D filings, and (2) file (via the Commission’s Electronic and Data Gathering and Retrieval System (the “Edgar Website”)), Form 10-D filings executed by the Depositor.

4.	The monthly report for the May 2014 Distribution Date, which was attached as Exhibit 99.1 to the Form 10-D filed on May 27, 2014, was incomplete. The Certificate Administrator inadvertently prepared the incorrect monthly report for electronic filing on the EDGAR Website. The error was discovered on May 27, 2014, and there was inadequate time to convert the correct monthly report into a format suitable for filing on the Edgar Website without unreasonable effort. As a result, an incomplete monthly report was attached as Exhibit 99.1 to the Form 10-D filing for the May 2014 Distribution Date.

5.	The completed May 2014 monthly report will be filed on May 28, 2014 as Exhibit 99.1 to Form 10-D/A amending and restating the Form 10-D filed on May 27, 2014.

CITIBANK, N.A., as Certificate Administrator

By:	/s/ Cirino Emanuele
Vice President